Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tarena International, Inc.:

We consent to the use of our report dated February 18, 2014, with respect to the consolidated balance sheets of Tarena International, Inc. and subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of comprehensive income, changes in deficit and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference.

/s/ KPMG Huazhen (SGP)

Beijing, China

July 3, 2014